Exhibit 4.20

                                                         Execution Version

The security represented by this instrument was originally issued as of June 29, 2001 and has not been registered under the Securities Act of 1933, as amended.


                          Consoltex Holdings, Inc.

                                 DEBENTURE

June 29, 2001                                                        $910,000.00


         Consoltex Holdings, Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of AIP/CGI, Inc., a Delaware corporation and the sole stockholder of the Company ("Holder"), the principal amount of $910,000.00 together with interest thereon calculated from the date hereof in accordance with the provisions of this Debenture.

Capitalized terms used in this Debenture have the meanings given them in paragraphs 3 and 7 hereof.

         1. Payment of Interest.

                  (a) Generally. Except as otherwise expressly provided in paragraph 4(b) hereof, interest shall accrue at the rate of ten and one-half percent (10.5%) per annum (computed on the basis of a 365-day year and the actual number of days elapsed in any year) on the unpaid principal amount of this Debenture outstanding from time to time, or (if less) at the highest rate then permitted under applicable law. Subject to the provisions of paragraph 3 hereof, the Company shall pay to the holder of this Debenture all accrued interest on the last day of each March, June, September and December, beginning June 30, 2001 in accordance with the provisions of paragraph 1(b) hereof. Unless prohibited under applicable law, any accrued interest which is not paid on the date on which it is due and payable shall bear interest at the same rate at which interest is then accruing on the principal amount of this Debenture until such interest is paid (either in cash or by the issuance of PIK Debentures pursuant to paragraph 1(b) below). Any accrued interest which for any reason has not theretofore been paid, including, without limitation, by reason of the application of paragraph 3 hereof, shall be paid in full on the date on which the final principal payment on this Debenture is made. Interest shall accrue on any principal payment due under this Debenture until such time as payment therefor is actually delivered to the holder of this Debenture.

                  (b) PIK Debentures. The Company shall, in lieu of the payment in whole or in part of interest in cash on this Debenture, pay interest on this Debenture through the issuance of additional Debentures ("PIK Debentures"); provided that any interest paid by the issuance of PIK Debentures shall be calculated as accruing at the rate of ten and one-half percent (10.5%) per annum (computed on the basis of a 365-day year and the actual number of days elapsed) or (if less) at the highest rate then permitted under applicable law. Such PIK Debentures shall be in an aggregate principal amount equal to the amount of interest which has accrued with respect to this Debenture (less any cash interest payments), and such PIK Debentures shall be identical to the Debentures otherwise issued. Except as expressly provided herein, the term "Debentures" shall include all PIK Debentures that may be issued pursuant to this paragraph 1(b).

         2. Payment of Principal on Debenture.

                  (a) Scheduled Payments. The Company shall pay the principal amount of $910,000.00 (or such lesser principal amount then outstanding) to the holder of this Debenture on October 15, 2003, together with all accrued and unpaid interest on the principal amount being repaid.

                  (b) Prepayments.

                           (i) Subject to paragraph 2(b)(ii) below, the
Company may, at any time and from time to time without premium or penalty, prepay all or any portion (in whole number multiples of $10,000 only) of the outstanding principal amount of the Debentures; provided that such prepayment is not prohibited by the provisions of paragraph 3 hereof. In connection with each prepayment of principal hereunder, the Company shall also pay all accrued and unpaid interest on the principal amount of the Debentures being repaid.

                           (ii) The Company shall send written notice of
its election to make a prepayment on the Debentures to each holder of the Debentures at least five days prior to the date of prepayment. No earlier than ten days after the notice of prepayment, the Company shall deliver to each holder of the Debentures in person or by registered or certified mail, return receipt requested, a cashier's or certified check for the full amount which the Company intends to prepay on such holder's Debenture plus interest accrued on the outstanding principal amount of such holder's Debenture through the date of prepayment specified in the Company's notice.

                           (iii) If the notes issued pursuant to the
Indenture are satisfied in full prior to October 15, 2003, then the Company shall pay to the holders of the Debentures the full amount of interest then accrued on, and the full amount of principal of, the Debentures.

         3. Subordination.

                  (a) Additional Definitions. For purposes of this Section 3, the following terms shall have the following meanings:

         oCredit Party" means the Company and each other Borrower or Guarantor and each other party granting a security interest in Collateral (as defined in the Credit Agreement) to secure payment of the Senior Obligations, as each of such terms are defined in the Credit Agreement.

         oSenior Creditors" means the Agents (as defined in the Credit Agreement), the Lenders (as defined in the Credit Agreement), and all other future holders (or any one of them) of the Senior Obligations.

         oSenior Loan Documents" means (i) the Credit Agreement, together with the Loan Documents (as defined in the Credit Agreement) and all other documents, instruments and agreements related thereto, and any amendments, restatements, supplements or modifications of or with respect to any of the foregoing, and (ii) any other agreement, document or instrument executed by any borrower, guarantor in connection with the Senior Obligations, including without limitation pursuant to a refinancing, refunding or replacement of any of the Senior Obligations.

         oSenior Obligations" means all debt or other obligations of any nature, whether now existing or hereafter arising, consisting of (i) all principal, interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceedings and any other interest that would have accrued but for the commencement of such proceedings, whether or not allowed), fees, reimbursement obligations arising in connection with letters of credit, indemnification obligations, costs and expenses payable by any or all of Credit Parties under any of the Senior Loan Documents, including without limitation all Obligations (as defined in the Credit Agreement) now and hereafter existing, and (ii) all indebtedness of any or all of the Credit Parties under any amendments, modification, renewals, extensions, restatements or loan documents evidencing refinancings, refundings or replacements of any of the foregoing.

         oStandstill Period" means the period of time from the date hereof to and including the 91st day following the Facility Termination Date (as defined in the Credit Agreement).

         oSubordinated Creditors" means, collectively, any holder or owner from time to time of any interest in any of the Subordinated Obligations.

         oSubordinated Transaction Documents" means, (i) the Debentures,
(ii) any PIK Debentures issued pursuant to the Debentures, and (iii) all other documents entered into in connection therewith or herewith which relate to indebtedness or liabilities of the Company to all or any of the Subordinated Creditors, incurred thereunder and the other obligations evidenced thereby and any amendments, restatements, supplements or modifications of or with respect to any of the foregoing and permitted hereunder.

         oSubordinated Obligations" means the indebtedness, obligations and liabilities of the Company under the Subordinated Transaction Documents.

                  (b) Subordination. The Subordinated Obligations are, and shall at all relevant times remain, subordinated to the Senior Obligations to the extent and in the manner herein provided. Except to the extent expressly permitted under paragraph 3(d) hereof and the receipt of PIK Debentures in accordance with the terms of paragraph 1(b) hereof in lieu of cash interest payments, the Subordinated Creditors will not at any time during the Standstill Period ask, demand, sue for, accept or exercise any remedy in respect of any security for, or take or receive from the Company or any other Credit Party (whether, without limitation, by demanding or receiving any scheduled payment, or mandatory or optional prepayment, of principal, interest, fees, expenses, reimbursements, indemnification obligations or other amounts owing thereby, exercising liens or rights of setoff, or by any other action or manner), the whole or any part of any amounts which may now or hereafter be owing by the Company or any successors or assigns of the Company including, without limitation, any receiver, trustee or debtor in possession (the term "Company" hereinafter shall include any such successors or assigns of the Company), to the Subordinated Creditors which now or hereafter constitute or otherwise were or will be incurred in connection with the Subordinated Obligations (whether such amounts represent principal or interest or other obligations which are due or not due, direct or indirect, absolute or contingent or obligations arising from the exercise of any redemption, put or similar right in respect of any Subordinated Obligations, or any warrants or any stock issued in connection with the exercise thereof), including, without limitation, the taking of any instruments evidencing such amounts nor any security for any of the foregoing (other than the delivery by the Company, and the receipt by the Subordinated Creditors, of the Subordinated Transaction Documents).

                  (c) No Payment or Exercise of Remedies. The Subordinated Creditors will not at any time during the Standstill Period, including following any acceleration of the maturity of any amount owing on the Subordinated Obligations, take any action to enforce or collect amounts so owing against the Company or any security for any Subordinated Obligation or act as a petitioning creditor in any bankruptcy, insolvency, reorganization, receivership or similar proceeding (an "Insolvency Proceeding") filed against the Company or any other Credit Party.

                  (d) Permitted Receipts. Notwithstanding the foregoing, each Subordinated Creditor shall be entitled to receive and retain payment on the Debentures to the extent such payment consists solely of stock or obligations which are issued by the Company or any corporation succeeding to the Company or acquiring its property and assets, pursuant to reorganization proceedings or dissolution or liquidation proceedings or upon any merger, consolidation, sale, lease, transfer or other disposal, so long as such stock or obligations are subordinate and junior at least to the extent provided hereunder to the payment of Senior Indebtedness to the extent then outstanding and to the payment of any stock or obligations which are issued in exchange for Senior Indebtedness to the extent then outstanding.

                  (e) No Liens. During the Standstill Period no Subordinated Creditor shall have a security interest or other rights in any assets or property of the Company or any other Credit Party as security for the Subordinated Obligations. If any Subordinated Creditor shall foreclose or realize on, or otherwise receive or come into possession of, any such assets or property in violation of the terms hereof, such Subordinated Creditor shall promptly deliver such assets or property, or the proceeds thereof, to the Senior Creditors (such assets or property, and proceeds thereof, being held in trust by such Subordinated Creditor for the benefit of the Senior Creditors until such delivery). The provisions of this paragraph 3(e) are effective irrespective of any event or circumstance pertaining to the time or order of acquisition, attachment or perfection of any security interest or lien of the Senior Creditors or the Subordinated Creditors in any assets, or the time or order of filing or recording of financing statements or any other document or instrument by the Senior Creditors or the Subordinated Creditors.

                  (f) Bankruptcy Distributions. In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Company or the proceeds thereof to creditors of the Company upon any indebtedness of the Company, by reason of the liquidation, dissolution or other winding up of the Company or the Company's business, or, in the event of any Insolvency Proceeding, then and in any such event, any payment or distribution of any kind or character, either in cash, securities or other property but excluding property permitted to be retained by the Subordinated Creditors under paragraph 3(d), which shall be payable or deliverable to any Subordinated Creditor upon or with respect to any or all the Subordinated Obligations shall be paid or delivered directly to the Senior Creditors for application against the Senior Obligations, whether due or not due, in a manner which the Senior Creditors, in their sole discretion, shall determine, at all times during the Standstill Period, and the Senior Creditors or their representative is hereby irrevocably authorized and empowered to ask for, demand, sue for, collect, and receive and receipt for every such payment or distribution and give acquittance therefor.

                  (g) Receipts by Subordinated Creditors Held in Trust. Except to the extent expressly permitted under paragraph 3(d) hereof and the receipt of PIK Debentures in accordance with the terms of paragraph 1(b) hereof in lieu of cash interest payments, should any payment or distribution of security or proceeds thereof be received by any Subordinated Creditor constituting or otherwise received with respect to the Subordinated Obligations during the Standstill Period, each Subordinated Creditor agrees forthwith to deliver the same to the Senior Creditors or their representative in precisely the form received (except for the endorsement or assignment of such Subordinated Creditor where the Senior Creditors or their representative, in its or their sole discretion, deems same to be necessary), for application against the Senior Obligations, whether due or not due, and until so delivered, the same shall be held in trust by such Subordinated Creditor as property of the Senior Creditors.

                  (h) Continuity of Subordination. The provisions of this
Section 3 shall continue and remain in full force and effect notwithstanding the occurrence at any time and from time to time of any modification of or affecting the Senior Obligations or the security therefor or the Credit Parties, without notice to the Subordinated Creditors, including by way of example and not by limitation: (i) the sale, assignment, refinancing, modification, amendment, rearrangement, postponement, extension, renewal, increase, restructuring, acceleration or demand for payment of the Senior Obligations in whole or in part and as often as the Senior Creditors may wish; (ii) the waiver, failure to enforce, surrender, impairment, modification or exchange of any of the Senior Creditors' rights under any of the Senior Loan Documents; (iii) the settlement, release (by operation of law or otherwise), compromise, collection or liquidation, in any manner, of any of the Senior Obligations; or (iv) the release of any Credit Party, or any of them, or any other endorser, guarantor or other person from any liability on any of the Senior Obligations, or release of any collateral for the Senior Obligations, all of which events the Senior Creditors may take, in their sole discretion, at any time and from time to time during the Standstill Period.

         4. Events of Default.

                  (a) Definition. For purposes of this Debenture, an Event of Default shall be deemed to have occurred if:

                           (i) the Company fails to pay when due and payable (whether at maturity or otherwise) the full amount of interest then accrued on any Debenture or the full amount of any principal payment on any Debenture and such failure to pay is not cured within ten (10) days after the occurrence thereof;

                           (ii) the Company fails to perform or observe any other provision contained in the Debentures and such failure is not cured within ten (10) days after the occurrence hereof; provided that no Event of Default shall be deemed to have occurred under this subparagraph (ii) if the Company establishes (to the reasonable satisfaction of the holders of a majority of the principal amount of the Debentures then outstanding) that (A) the particular Event of Default has not been caused by knowing or purposeful conduct by the Company or any Subsidiary, (B) the Company has exercised, and continues to exercise, best efforts to expeditiously cure the Event of Default (if cure is possible), (C) the Event of Default is not material to the financial condition, operations, assets or business prospects of the Company and its Subsidiaries, taken as a whole and (D) the Event of Default is not material to any holder's investment in the Debentures;

                           (iii) the Company or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Company or any Subsidiary is entered under the Federal Bankruptcy Code; or the Company or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any Subsidiary) relating to the Company or any Subsidiary under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company or any Subsidiary and either (A) the Company or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days; or

                           (iv) the Company or any Subsidiary defaults in the performance of any obligation under the Indenture or the Credit Agreement and any such default causes payments thereunder to become due prior to its stated maturity.

         The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

                  (b) Consequences of Events of Default.

                           (i) If an Event of Default of the type described
in paragraph 4(a)(iii) hereof has occurred, the aggregate principal amount of the Debentures (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the holders of the Debentures, and, subject to the provisions of paragraph 3(a) hereof, the Company shall immediately pay to the holders of the Debentures all amounts due and payable with respect to the Debentures.

                           (ii) If any Event of Default of the type
described in paragraphs 4(a)(i) or (ii) hereof has occurred and continued for 15 days or any other Event of Default (other than under paragraph 4(a)(iii) hereof) has occurred and is continuing, the holder or holders of Debentures representing a majority of the aggregate principal amount of Debentures then outstanding may declare all or any portion of the outstanding principal amount of the Debentures (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may, subject to the provisions of paragraph 3 hereof, demand immediate payment of all or any portion of the outstanding principal amount of the Debentures (together with all such other amounts then due and payable) held by such holder or holders. The Company shall give prompt written notice of any such demand to the other holders of Debentures, each of which may, subject to the provisions of paragraph 3 hereof, demand immediate payment of all or any portion of such holder's Debenture. Subject to the provisions of paragraph 3 hereof, if any holder or holders of the Debentures demand immediate payment of all or any portion of the Debentures, the Company shall immediately pay to such holder or holders all amounts due and payable with respect to such Debentures.

                           (iii) Each holder of the Debentures shall also
have any other rights which such holder may have been afforded under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

                           (iv) The Company hereby waives diligence,
presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Debenture, and expressly agrees that this Debenture, or any payment hereunder, may be extended from time to time, all without in any way affecting the liability of the Company hereunder.

         5. Ranking. Notwithstanding anything to the contrary contained herein, as among Holder and the holders of the senior subordinated notes issued under the Indenture and that certain Convertible Debenture issued by the Company on September 29, 2000 to Les Gantiers Holding, B.V. (the "Les Gantiers Debenture"), the payment obligations of the Company hereunder shall be pari passu with the payment obligations contained in the senior subordinated notes issued under the Indenture and the Les Gantiers Debenture.

         6. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of the Debentures may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of at least a majority of the outstanding principal amount of the Debentures; provided that no such action shall change (a) the rate at which or the manner in which interest accrues on the Debentures or the times at which such interest becomes payable, (b) any provision relating to the scheduled payments or prepayments of principal on the Debentures or (c) the Conversion Price of the Debentures or the number of shares or the class of stock into which the Debentures are convertible, without the written consent of the holders at least 66 2/3% of the outstanding principal amount of the Debentures.

         7. Definitions. For purposes of the Debentures, the following capitalized terms have the following meaning.

         oCommon Stock" means, collectively the Company's common stock, par value $0.01 per share, and any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

         oCredit Agreement" means the Second Amended and Restated Credit Agreement, dated as of November 7, 2000, as amended on December 29, 2000 and March 31, 2001, by and among Consoltex Holdings, Inc., Consoltex Inc., Consoltex Mexico, S.A. de C.V., Consoltex (USA) Inc., The Balson-Hercules Group Ltd., LINQ Industrial Fabrics, Inc., and Rafytek, S.A. de C.V. as borrowers, certain subsidiaries of the borrowers as guarantors, Bank of America, N.A., as U.S. Agent, National Bank of Canada, as Canadian Agent and the lenders party thereto, as amended, modified, supplemented, amended and restated, refinanced or replaced heretofore and from time to time hereafter.

         oIndenture" means collectively the Indenture, dated September 30, 1993, together with the Supplemental Indenture dated August 18, 1994, the Second Supplemental Indenture dated September 29, 2000, and the Third Supplemental Indenture dated April 12, 2001, among Consoltex Inc. (formerly Consoltex Group Inc.), Consoltex (USA) Inc., The Balson-Hercules Group Ltd., LINQ Industrial Fabrics, Inc., Rafytek, S.A. de C.V., Consoltex Mexico, S.A. de C.V. and U.S. Bank Trust National Association (formerly First Trust National Association), as Trustee, as amended from time to time.

         oPerson" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         oSubsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

         8. Cancellation. After all principal and accrued interest at any time owed on this Debenture has been paid in full, this Debenture shall be surrendered to the Company for cancellation and shall not be reissued.

         9. Payments. Unless otherwise expressly provided herein, all payments to be made to the holders of the Debentures shall be made in the lawful money of the United States of America in immediately available funds.

         10. Place of Payment. Payments of principal and interest shall be delivered to Holder at the following address:

                     AIP/CGI, Inc.
                     1/8f(1)American Industrial Partners
                     551 Fifth Avenue, Suite 3800
                     New York, NY  10176
                     Attn:  Mr. Theodore C. Rogers

or to such other address or to the attention of such other person as specified by prior written notice to the Company.

         11. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of New York, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

         12. Usury Laws. It is the intention of the Company and the holder of this Debenture to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Debenture shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Debenture is accelerated by reason of an election by the holder hereof resulting from an Event of Default, voluntary prepayment by the Company or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the holder hereof either be rebated to the Company or credited on the principal amount of this Debenture, or if this Debenture has been paid, then the excess shall be rebated to the Company. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Debenture shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Debenture remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount of this Debenture, or if this Debenture has been repaid, then such excess shall be rebated to the Company.

         13. Certain Rights. So long as the Debenture is outstanding and Holder is the holder of a majority of the outstanding voting securities of the Company, Holder shall cause one (1) representative designated by the holders of a majority in aggregate principal amount of the outstanding Debentures to be appointed and maintained as member of the board of directors of the Company.


                               [END OF PAGE]

                          [SIGNATURE PAGE FOLLOWS]




         IN WITNESS WHEREOF, the Company has executed and delivered this Debenture on date first written above.

                                       CONSOLTEX HOLDINGS, INC.



                                       By:/s/Alex Di Palma
                                          -----------------------------------
                                            Name: Alex Di Palma
                                            Title:  Executive Vice-President,
                                                    Finance and Taxation